Exhibit 5
                                                                       ---------


                                                                  EXECUTION COPY

                                    AGREEMENT
                                    ---------

     THIS AGREEMENT (the "Agreement"), dated as of June 18, 2002, is made by and between Sonus Corp. (the "Company"), a corporation continued and existing under the laws of Yukon Territory, Canada, and Warburg, Pincus Ventures, L.P. ("Warburg"), a Delaware limited partnership.

                                    RECITALS
                                    --------

     WHEREAS, the Company desires to enter into a Purchase Agreement (the "Purchase Agreement"), by and between the Company and Amplifon (USA), Inc. (the "Buyer"), a Delaware corporation, pursuant to which the Buyer will acquire all of the outstanding equity interests of certain of the Company's subsidiaries and certain of the assets of the Company; and

     WHEREAS, pursuant to the terms of those certain Securities Purchase Agreements, dated as of December 24, 1997 and October 1, 1999, each by and between the Company and Warburg, the consent of Warburg is required in order for the Company to enter into the transactions contemplated by the Purchase Agreement; and

     WHEREAS, it is a condition to the granting of such consent that the Company enter into this Agreement.

     NOW, THEREFORE, in consideration of the provisions hereof and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Liquidation Rights. The transactions contemplated by the Purchase Agreement constitute the sale of all or substantially all of the assets of the Company for purposes of the Company's Amended and Restated Terms of Series A Convertible Preferred Shares (the "Series A Charter") and the Company's Terms of Series B Convertible Preferred Shares (the "Series B Charter" and, together with the Series A Charter, the "Charters"). Accordingly, the Company hereby acknowledges that the transactions contemplated by the Purchase Agreement constitute the liquidation, dissolution or winding up of the Company for purposes of Section 3 of the Charters and that, upon consummation of the transactions contemplated by the Purchase Agreement, Warburg shall be entitled to the liquidation rights described in the Series A Charter in respect of each share of Series A Convertible Preferred Shares (the "Series A Preferred Shares"), without par value, of the Company held by it and shall be entitled to the liquidation rights described in the Series B Charter in respect of each share of Series B Convertible Preferred Shares (the "Series B Preferred Shares"), without par value, of the Company held by it.

     2. Liquidation Amount; Promissory Note Payoff Amount.
        -------------------------------------------------

     (a) On and as of May 31, 2002, the amount accrued and payable out of the assets of the Company available for distribution to shareholders in accordance with the provisions of Section 3 of the Series A Charter upon the consummation of the transactions contemplated by the Purchase Agreement is $8.2481 per share of Series A Preferred Shares held by Warburg (the "Series A Liquidation Amount"). The Series A Liquidation Amount shall be increased by

$.0009374 per day from and including June 1, 2002 until it is paid in full in accordance with the provisions of Section 3 of the Series A Charter.

     (b) On and as of May 31, 2002, the amount accrued and payable out of the assets of the Company available for distribution to shareholders upon the consummation of the transactions contemplated by the Purchase Agreement is $4.8533 per share of Series B Preferred Shares held by Warburg (the "Series B Liquidation Amount"). The Series B Liquidation Amount shall be increased by $.0008888 per day from and including June 1, 2002 until it is paid in full in accordance with the provisions of Section 3 of the Series B Charter.

     (c) On and as of the date hereof, the aggregate amount of principal outstanding on the Unsecured Promissory Note (the "Promissory Note"), made by the Company in favor of Warburg on December 19, 2001 in the original principal amount of $1,500,000 is $749,583.33 (the "Promissory Note Payoff Amount"), reflecting a prepayment by the Company of $825,000 on the date hereof and Warburg's application (i) of the first $74,583.34 of such amount to the payment of interest accrued on the Promissory Note through the date hereof and (ii) of the remainder to the reduction of the outstanding principal balance of the Promissory Note. The Company shall use its best efforts to pay the Promissory Note Payoff Amount out of available cash after the approval by the shareholders of the Company of the transactions contemplated by the Purchase Agreement by the Required Vote (as such term is defined in the Purchase Agreement) at the Special Meeting (as such term is defined in the Purchase Agreement) and prior to Closing (as such term is defined in the Purchase Agreement) in accordance with the provisions of the Promissory Note. The Promissory Note Payoff Amount shall be increased per day from and including June 19, 2002 by the amount shown in the table below until it is paid in full in accordance with the provisions of the Promissory Note.

Period                                       Per Day Amount
------                                       --------------

June 19, 2002                                $208.21

June 20, 2002 until July 19, 2002            $249.93

July 20, 2002 until August 19, 2002          $252.42

August 20, 2002 until September 19, 2002     $254.95

September 20, 2002 until October 19, 2002    $257.50

October 20, 2002 until November 19, 2002     $260.08

November 20, 2002 and thereafter             The amount resulting from an
                                             equation, the numerator of which is
                                             (1.01 raised to the power of the
                                             number of full 30 day periods
                                             elapsed since June 20, 2002)
                                             multiplied by $7,497.91 and the
                                             denominator of which is 30.

     3. Application of Proceeds.
        -----------------------

     (a) As soon as practicable after receipt by the Company of the portion of the Purchase Price (as such term is defined in the Purchase Agreement) to be paid to the Company at Closing, the Company shall pay to holders of Common Shares (the "Common Shares"), without par value, of the Company, an amount equal to $1.00 per Common Share issued and outstanding as of the Closing (the "Common Share Liquidation Amount"), such number of Common Shares not to exceed 5,702,228.

     (b) (i) Within one (1) business day of receipt by the Company of the portion of the Purchase Price to be paid to the Company at Closing, the Company shall pay to Warburg, by wire transfer of immediately available funds, an aggregate amount equal to $35,438,000, less (1) any amounts paid by the Company to Brandon M. Dawson ("Dawson") pursuant to Section 9(b)(i) of the Separation Agreement and Release of Claims, dated as of March 22, 2002, by and between the Company and Dawson, such amount not to exceed $1,297,500, (2) any Purchase Price Reduction (as such term is defined in the Purchase Agreement), (3) the Common Share Liquidation Amount, (4) a provision for payment of any fees and expenses (other than amounts included in the Purchase Price Reduction) incurred or likely to be incurred by the Company in connection with the transactions contemplated by the Purchase Agreement, such amount to be determined in good faith by Warburg based on discussions with the Company's management and (5) $50,000 as a provision for payment of the debts and other liabilities of the Company after Closing (the "Retained Amount"). The amount paid to Warburg pursuant to the previous sentence shall be applied first to the Promissory Note Payoff Amount until the Promissory Note Payoff Amount shall have been paid in full and then, if any amount shall be remaining, pro rata to the Series A Liquidation Amount and Series B Liquidation Amount until the Series A Liquidation Amount and Series B Liquidation Amount shall have been paid in full.

     (ii) Ninety (90) days after Closing, the Company shall pay to Warburg by wire transfer of immediately available funds, an aggregate amount equal to the Retained Amount then remaining after payment of the debts and other liabilities of the Company. Such amount shall be applied by Warburg first to the Promissory Note Payoff Amount until the Promissory Note Payoff Amount shall have been paid in full and then, if any amount shall be remaining, pro rata to the Series A Liquidation Amount and Series B Liquidation Amount until the Series A Liquidation Amount and Series B Liquidation Amount shall have been paid in full.

     (c) Any amounts received by Warburg distributed from the Escrow Account (as such term is defined in the Purchase Agreement) shall be applied by Warburg first to the Promissory Note Payoff Amount, if any, until the Promissory Note Payoff Amount shall have been paid in full and then, if any amount shall be remaining, pro rata to the Series A Liquidation Amount and Series B Liquidation Amount until the Series A Liquidation Amount and Series B Liquidation Amount shall have been paid in full. Within one (1) business day of receipt by the Company of any amounts distributed from the Escrow Account, the Company shall pay to Warburg by wire transfer of immediately available funds, an aggregate amount equal to 100% of any amount so received, which amounts shall be applied by Warburg in the manner described in the immediately preceding sentence.

     4. Issuance of Shares. From the date of this Agreement until each of the Promissory Note Payoff Amount, the Series A Liquidation Amount and the Series B Liquidation Amount shall have been paid in full, the Company shall not (i) split, combine or reclassify any of its outstanding capital stock or other equity interests or (ii) issue, sell or dispose of any (A) shares of its capital stock or other equity interests, (B) securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock or other equity interests, or (C) of its other securities, other than Common Shares issued upon the exercise of options outstanding on the date hereof in accordance with option plans as in effect on the date hereof.

     5. Defense of Actions. In the event the Buyer asserts that the Company has become obligated to the Buyer pursuant to Section 8 of the Purchase Agreement, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Company may become obligated to the Buyer pursuant to Section 8 of the Purchase Agreement, the Company shall give written notice to Warburg. Warburg may, at its option, participate in and defend, contest or otherwise protect the Company against any such suit, action, investigation, claim or proceeding by counsel of Warburg's choice at its sole cost and expense. Warburg may settle or compromise any such suit, action, investigation, claim or proceeding on behalf of the Company without the prior written consent of the Company.

     6. Notices.
        -------

     (a) Any notice hereunder shall be in writing and shall be effective when delivered in person or by facsimile transmission, or seven business days after being mailed by certified or registered mail, postage prepaid, return receipt requested, to the appropriate party at the following addresses (or such other address designated by written notice given by such party):

If to Warburg:

            Warburg, Pincus Ventures, L.P.
            466 Lexington Avenue
            New York, New York 10017-3147
            Facsimile:  (212) 878-9351
            Attention:  Mr. Joel Ackerman

with a copy to:

            Willkie Farr & Gallagher
            787 Seventh Avenue
            New York, NY 10019-6099
            Facsimile:  (212) 728-8111
            Attention:  Steven J. Gartner, Esq.

If to the Company:

            Sonus Corp.
            111 SW Fifth Avenue, Suite 1620
            Portland, Oregon 97204

            Facsimile:  (503) 225-9309
            Attention:  Brian S. Thompson, Esq.

with a copy to:

            Miller Nash LLP
            111 S.W. Fifth Avenue, Suite 3500
            Portland, Oregon 97204
            Facsimile:  (503) 224-0155
            Attention:  Mary Ann Frantz

     (b) Upon receipt by the Company of any notice, demand or other communication given or delivered under or by reason of the provisions of the Purchase Agreement or any of the agreements contemplated by the Purchase Agreement, the Company shall deliver a copy of such notice, demand or other communication promptly (but in no event later than two (2) business days after receipt thereof by the Company) to Warburg at the address provided by Warburg pursuant to paragraph (a) of this Section 6.

     7. Severability. In the event that any one or more of the provisions (or parts thereof) contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not in any way be impaired or affected, it being intended that all of the rights and privileges of each party shall be enforceable to the fullest extent permitted by law.

     8. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed under the laws of the state of New York without regard to conflicts of laws principles.

     9. Headings. Headings in this Agreement are included for convenience of reference only and shall not be deemed a part of or in any manner affect this Agreement or any provision hereof.

     10. Counterparts. This Agreement may be executed in counterparts with the same effect as if all parties hereto had signed the same document. All counterparts so executed shall be deemed to be an original, shall be construed together and shall constitute one agreement.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by its duly authorized officer, each as of the date first above written.

                                        SONUS CORP.

                                        By: /s/ Daniel J. Kohl
                                            ------------------------------
                                            Name:  Daniel J. Kohl
                                            Title: Chief Executive Officer


                                        WARBURG, PINCUS VENTURES, L.P.

                                        By:  Warburg, Pincus & Co.,
                                             General Partner

                                        By: /s/ David J. Wenstrup
                                            ------------------------------
                                            Name:  David J. Wenstrup
                                            Title: Partner